SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                          POST-EFFECTIVE AMENDMENT NO.1
                                       to
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             -----------------------

                               PHARMOS CORPORATION
             (Exact name of registrant as specified in its charter)

            Nevada                                          36-3207413
  (State or other jurisdiction                      (IRS Employer Identification
of incorporation or organization)                             Number)

                              99 Wood Avenue South
                                    Suite 301
                            Iselin, New Jersey 08830
                    (Address of Principal Executive Offices)

             1. 1992 Incentive and Non-Qualified Stock Option Plan
                         2. 1992 Aviv Stock Option Plan
                 3. 1997 Employees and Directors Warrants Plan
                             (Full Titles of Plans)

                                 Gad Riesenfeld
                              99 Wood Avenue South
                                    Suite 301
                            Iselin, New Jersey 08830
                                 (732) 452-9556
            (Name, address and telephone number of agent for service)

                                 With a copy to:
                             Adam D. Eilenberg, Esq.
                        Ehrenreich Eilenberg & Krause LLP
                               11 East 44th Street
                            New York, New York 10017
                                 (212) 986-9700

                                EXPLANATORY NOTE

     The prospectus being filed with this Post-Effective Amendment has been prepared in accordance with the requirements of General Instruction C to Form S-8 and Part I of S-3, and may be used for reofferings of Pharmos common stock to be acquired in the future under our 1992 Incentive and Non-Qualified Stock Option Plan, 1992 Aviv Stock Option Plan, or 1997 Employees and Directors Warrants Plan by the persons named in the prospectus.

PROSPECTUS

                               PHARMOS CORPORATION

                         627,709 SHARES OF COMMON STOCK


     This prospectus relates to up to 627,709 shares of common stock of Pharmos Corporation that may from time to time be sold by one or more of the selling stockholders identified in this prospectus or in a supplement to this prospectus. All of these shares are authorized and unissued shares of our common stock that may be acquired by selling stockholders pursuant to our 1992 Incentive and Non-Qualified Stock Option Plan, 1992 Aviv Stock Option Plan, or 1997 Employees and Directors Warrants Plan. We will not receive any of the proceeds from the sales of these shares by the selling stockholders. However, we will receive the proceeds from any exercise of stock options or warrants granted under the plans.

     From time to time, for their own accounts, selling stockholders may sell shares directly to purchasers or through agents, brokers, dealers or underwriters. Such agents, brokers, dealers or underwriters may receive concessions or commissions that exceed customary commissions from the selling stockholders or purchasers of the shares. Sales of the shares may be made in one or more transactions through the Nasdaq Stock Market, in the over-the-counter market, in privately negotiated transactions or otherwise. Sales may be made at the market price at the time of sale, a price related to the market price or a negotiated price.

     Any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of such shares positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     We will pay all costs and expenses incurred by our company in connection with the registration of the shares under the Securities Act of 1933. The selling stockholders will pay the costs associated with any sale of shares, including any discounts, commissions and applicable transfer taxes.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.



                  The date of this prospectus is June 28, 2001.

                              AVAILABLE INFORMATION

     Pharmos is subject to the informational requirements of the Exchange Act and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

     Pharmos has filed with the Commission a registration statement on Form S-8 under the Securities Act with respect to the shares offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to Pharmos and the shares offered, reference is made to the registration statement. Statements contained in this prospectus or in any document incorporated by reference regarding the contents of any agreement or other document are not necessarily complete and are qualified in their entirety by reference to that agreement or document. The registration statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Pharmos with the Commission are incorporated in this prospectus by reference:

o    our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

o    our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001; and

o the description of the common stock contained in the Registration Statement on Form 8-A dated January 30, 1984 of our predecessor, Pharmatec, Inc.

     All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securities registered shall be deemed to be incorporated by reference into this prospectus from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Pharmos will furnish to each person to whom this prospectus is delivered, upon written request, a copy of any or all of the documents referred to by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference. Requests should be addressed to: Mr. Robert W. Cook, Chief Financial Officer, Pharmos Corporation, 99 Wood Avenue South, Suite 301, Iselin, New Jersey 08830.


                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling stockholders. We may, in the future, receive proceeds from the exercise of the options and warrants described in this prospectus, but only in an amount equal to the exercise price of the option or warrant multiplied by the number of options or warrants exercised. If all of the options and warrants are exercised, the total proceeds we will receive will be $1,215,482.50. We will use any such proceeds for working capital and general corporate purposes.


                              SELLING STOCKHOLDERS

     The persons that may offer shares of our common stock pursuant to this prospectus are persons who have been granted options or warrants under our 1992 Incentive and Non-Qualified Stock Option Plan, 1992 Aviv Stock Option Plan, or 1997 Employees and Directors Warrants Plan and who currently are "affiliates" of our company by virtue of their status as officers and/or directors. All of the 627,709 shares of common stock offered by this prospectus are being offered for the account of the selling stockholders.

     Based upon information currently available to us, the following table sets forth for each person named below, as of June 28, 2001 (i) that person's current position with Pharmos, (ii) the number of shares of common stock underlying options or warrants granted to that person under the plans listed above but not yet exercised, and (iii) the total number of issued and outstanding shares of common stock beneficially owned by that person. We may, from time to time, amend this table (by means of a supplement to this prospectus) in order to name additional officers and directors as selling stockholders and/or reflect changes in the number of shares of common stock underlying unexercised options or warrants granted to named persons under the plans.

                                          NO. OF SHARES            TOTAL
                                          UNDERLYING PLAN          NO. OF SHARES
SELLING STOCKHOLDER                       OPTIONS OR WARRANTS      OWNED (1)
-------------------                       -------------------      -------------

Haim Aviv
Chairman, Chief Scientist,
CEO and Director                              449,376(2)             1,293,810

David Schlachet
Director                                        5,000(3)                21,250

Gad Riesenfeld
President                                     123,333(4)               223,333

Robert W. Cook
Executive Vice President, Finance,
Chief Financial Officer                        50,000(5)               109,750

(1) For purposes of this table, a person is deemed to have beneficial ownership of any shares as of a given date which such person has the right to acquire within 60 days after such date.

(2) Includes 100,000 shares underlying options exercisable for $2.50 per share granted under the 1992 Incentive and Non-Qualified Stock Option Plan, 60,000 shares underlying options exercisable for $1.93 per share granted under the 1992 Incentive and Non-Qualified Stock Option Plan, 250,000 shares underlying warrants exercisable for $1.59 per share granted under the 1997 Employees and Directors Warrants Plan, and 39,376 shares underlying options exercisable for $2.50 per share granted under the 1992 Aviv Stock Option Plan.

(3) Includes 5,000 shares underlying warrants exercisable for $1.59 per share granted under the 1997 Employees and Directors Warrants Plan.

(4) Includes 39,333 shares underlying options exercisable for $2.50 per share granted under the 1992 Incentive and Non-Qualified Stock Option Plan, 40,000 shares underlying options exercisable for $1.9375 per share granted under the 1992 Incentive and Non-Qualified Stock Option Plan, and 44,000 shares underlying warrants exercisable for $1.59 per share granted under the 1997 Employees and Directors Warrants Plan.

(5) Includes 50,000 shares underlying options exercisable for $2.00 per share granted under the 1992 Incentive and Non-Qualified Stock Option Plan.


                              PLAN OF DISTRIBUTION

     The selling stockholders are offering the shares of common stock for their own account, and not for the account of Pharmos. We will not receive any proceeds from the sale of the common stock by the selling stockholders. However, we will receive the proceeds from any exercise of stock options or warrants granted or to be granted under the plans.

     From time to time, for their own accounts, selling stockholders may sell shares directly to purchasers or through agents, brokers, dealers or underwriters. Such agents, brokers, dealers or underwriters may receive concessions or commissions that exceed customary commissions from the selling stockholders or purchasers of the shares. Sales of the shares may be made in one or more transactions through the Nasdaq Stock Market, in the over-the-counter market, in privately negotiated transactions or otherwise. Sales may be made at the market price at the time of sale, a price related to the market price or a negotiated price.

     Any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale of such shares positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     Under the Exchange Act and its regulations, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and its rules and regulations, including Rules 10b-6 and 10b-7, which may limit the timing of purchases and sales of our common stock by the selling stockholder.

     To the extent required, we will use our best efforts to file, during any period in which offers or sales are being made, one or more supplements to this prospectus to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to the information in this prospectus.


                                  LEGAL MATTERS

     Legal matters in connection with the securities being offered hereby will be passed upon for Pharmos by Ehrenreich Eilenberg & Krause LLP, 11 East 44th Street, 17th Floor, New York, NY 10017.


                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Pharmos Corporation for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Item 8.  Exhibits.

     4.1 Specimen of Common Stock Certificate (incorporated by reference to the registrant's Registration Statement on Form S-3 dated November 25, 1994, No. 33-86720)

     4.2 Restated Articles of Incorporation (incorporated by reference to Appendix E to the Joint Proxy Statement/Prospectus included in the registrant's Registration Statement on Form S-4 dated September 28, 1992, No. 33-52398)

     4.3 Certificate of Amendment of Restated Articles of Incorporation dated January 30, 1995 (incorporated by reference to the registrant's Annual Report on Form 10-K for the year ended December 31, 1994)

     4.4 Certificate of Amendment of Restated Articles of Incorporation dated January 16, 1998 (incorporated by reference to the registrant's Current Report on Form 8-K dated February 6, 1998)

     4.5 Certificate of Amendment of Restated Articles of Incorporation dated October 21, 1999 (incorporated by reference to the registrant's Registration Statement on Form S-3 dated September 28, 2000, No. 333-46818)

     4.6 Amended and Restated By-Laws (incorporated by reference to the registrant's Registration Statement on Form S-3 dated September 28, 2000, No. 333-46818)

     4.7 Form of Employee Warrant Agreement dated April 11, 1995, between the registrant and Oculon Corporation (incorporated by reference to the registrant's Current Report on Form 8-K dated April 11, 1995, as amended)

     4.8 1992 Incentive and Non-Qualified Stock Option Plan (incorporated by reference to Appendix F to the Joint Proxy Statement/Prospectus included in the registrant's Registration Statement on Form S-4 dated September 28, 1992, No. 33-52398) 5 Opinion of Eilenberg & Zivian (predecessor to Ehrenreich Eilenberg & Krause LLP)*

     23.1 Consent of PricewaterhouseCoopers LLP**

     23.2 Consent of Eilenberg & Zivian (predecessor to Ehrenreich Eilenberg & Krause LLP) (included in exhibit 5)

----------
*  Previously filed.
** Filed herewith.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No.1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Iselin, State of New Jersey, on this 28th day of June, 2001.

                                              PHARMOS CORPORATION

                                          By: /s/ HAIM AVIV
                                              ----------------------------------
                                              Dr. Haim Aviv, Chairman, Chief
                                              Scientist, Chief Executive Officer
                                              (Principal Executive Officer) and
                                              Director


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 28, 2001.

Signature                              Title
---------                              -----


/s/ DAVID SCHLACHET                    Director
-----------------------------
David Schlachet


/s/ GEORGES ANTHONY MARCEL             Director
-----------------------------
Georges Anthony Marcel


/s/ MONY BEN-DOR                       Director
-----------------------------
Mony Ben-Dor


/s/ ELKAN GAMZU                        Director
-----------------------------
Elkan Gamzu


/s/ SAMUEL WAKSAL                      Director
-----------------------------
Samuel Waksal


/s/ ROBERT W. COOK                     Chief Financial Officer (Principal
-----------------------------            Financial Officer and Principal
Robert W. Cook                           Accounting Officer)